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                                                                 Exhibit (d)(30)

                                 April 29, 2005

Edward J. Roach
President
The RBB Fund, Inc.
Bellevue Park Corporate Center
400 Bellevue Parkway, Suite 100
Wilmington, DE 19809

Re:     Robeco WPG Investment Funds

Dear Mr. Roach:

        By our execution of this letter agreement (the "Agreement"), intending to be legally bound hereby and effective as of the date noted above, Robeco USA, L.L.C., through its division Weiss, Peck & Greer Investments (the "Adviser"), agrees that in order to maintain the established expense ratios of the Robeco WPG Investment Funds, which is comprised of the Robeco WPG Core Bond Fund, the Robeco WPG Large Cap Growth Fund, and the Robeco WPG Tudor Fund (each a "Fund"), of The RBB Fund, Inc., the Adviser shall, until further notice, but in no event terminating before December 31, 2006, waive all or a portion of its investment advisory fees and/or reimburse expenses (other than brokerage commissions, extraordinary items, interest, taxes and any other items as agreed upon by both parties from time to time) in an aggregate amount equal to the amount by which a Fund's total operating expenses (other than brokerage commissions, extraordinary items, interest, taxes and any other items as agreed upon by both parties from time to time) exceeds a total operating expense ratio (other than brokerage commissions, extraordinary items, interest, taxes and any other items as agreed upon by both parties from time to time) of:

        . 0.68%(excluding short sale dividend expense) of the average daily net assets of the Investor Class of the Robeco WPG Core Bond Fund;

        . 0.53%(excluding short sale dividend expense) of the average daily net assets of the Retirement Class of the Robeco WPG Core Bond Fund;

        . 0.43%(excluding short sale dividend expense) of the average daily net assets of the Institutional Class of the Robeco WPG Core Bond Fund;

        . 1.40%(excluding short sale dividend expense) of the average daily net assets of the Institutional Class of the Robeco WPG Large Cap Growth Fund; and

        . 1.70%(excluding short sale dividend expense) of the average daily net assets of the Institutional Class of the Robeco WPG Tudor Fund.

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                                                                 Exhibit (d)(30)

Page 2
April 29, 2005

        Except to the extent of questions arising over miscalculated fees or a good faith dispute over the excluded categories described above, the Adviser acknowledges that (1) it shall not be entitled to collect on or make a claim for waived fees at any time in the future, and (2) it shall not be entitled to collect on or make a claim for reimbursed Fund expenses at any time in the future.


                                      WEISS, PECK & GREER INVESTMENTS,
                                      A DIVISION OF ROBECO USA, L.L.C.

                                      By:   /s/ William J. Kelly
                                            William J. Kelly
                                            Chief Executive Officer


Your signature below acknowledges
acceptance of this Agreement:


By:  /s/ Edward J. Roach
     Edward J. Roach
     President and Treasurer
     The RBB Fund, Inc.